UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRANSWITCH CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	06-1236189 (I.R.S. Employer Identification No.)

Three Enterprise Drive Shelton, CT 06484 (Address, including zip code, of Registrant’s principal executive offices)

TranSwitch Corporation 2008 Equity Incentive Plan
(Full title of plan)

Dr. Santanu Das
President and Chief Executive Officer
TranSwitch Corporation
Three Enterprise Drive
Shelton, Connecticut 06484
 (Name and address of agent for service)

(203) 929-8810
(Telephone number, including area code, of agent for service)

Copies of Communications to: Timothy Maguire, Esq. Brown Rudnick LLP One Financial Center Boston, MA 02111 617-856-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐   Accelerated filer ☒   Non-accelerated filer ☐   Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2008 Equity Incentive Plan	10,570,000(1)	$0.54(2)	$5,707,800(3)	$318.50(3)(4)
Common Stock, $.001 par value

(1)
Represents the additional number of shares of TranSwitch Corporation (the “Registrant”) common stock, par value $0.001 per share (the “Common Stock”), that may be granted under the Registrant’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”).  The shares of Common Stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2)
The price of $0.54 per share, which is the average of the high and low prices reported on The Nasdaq Capital Market on August 7, 2009, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c).

(3)
Pursuant to General Instruction E of Form S-8, the registration fee is being paid solely with respect to the additional 10,570,000 shares being registered hereunder and the aggregate offering price and amount of registration fee is set forth only for such 10,570,000 additional shares. A registration fee of $459.81 was previously paid with respect to the 15,000,000 shares previously registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 22, 2008 (File No. 333 -151113) and such fees heretofore paid are not included in this table.

(4)
The Registrant previously filed a Registration Statement on Form S-4 (Registration No. 333-125939) as filed with the Securities and Exchange Commission on June 17, 2005, as amended on July 13, 2005, registering 14,711,627 shares of Common Stock and paid a registration fee of $3,393.85.  The Registrant withdrew such registration statement on September 7, 2005 prior to effectiveness.  Accordingly, pursuant to Rule 457(p) the registration fee paid in connection with the withdrawn registration statement (333-125939) is hereby attributed to the registration fee $318.50 payable hereunder.

INCORPORATION OF PRIOR REGISTRATION STATEMENT BY REFERENCE

This Registration Statement on Form S-8 is filed by the Registrant to register an additional 10,570,000 shares of Common Stock (the “Additional Shares”) which may be awarded under the 2008 Plan pursuant to an amendment to the 2008 Plan authorized by the stockholders of the Registrant on May 21, 2009.  The Additional Shares are in addition to the 15,000,000 shares originally registered under the 2008 Plan on Form S-8 (File No. 333-15113) the “2008 Plan Initial Registration Statement”) filed on May 28, 2008.

This Form S-8 Registration Statement registers the Additional Shares and pursuant to General Instruction E of Form S-8, incorporates by reference the contents of the 2008 Plan Initial Registration Statement.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.     Exhibits.

     The following documents are filed as exhibits to this Registration Statement:

Exhibit	Document Description

4.1
TranSwitch Corporation 2008 Equity Inventive Plan, as amended (previously filed as Exhibit 4.1 to TranSwitch’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 10, 2009 and incorporated herein by reference).

5.1	Opinion of Brown Rudnick LLP.

23.1	Consent of UHY LLP.

23.2	Consent of Brown Rudnick LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on this 10th day of August, 2009.

TRANSWITCH CORPORATION

By:	/s/ Dr. Santanu Das
Dr. Santanu Das
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally Dr. Santanu Das and Mr. Robert Bosi his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the respective dates indicated.

Signature	Title	Date

/s/ Dr. Santanu Das
Dr. Santanu Das	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2009

/s/ Mr. Robert A. Bosi
Mr. Robert A. Bosi	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2009

/s/ Mr. Gerald F. Montry
Mr. Gerald F. Montry	Director	August 10, 2009

/s/ Mr. Thomas H. Baer
Mr. Thomas H. Baer	Director	August 10, 2009

/s/ Mr. Herbert Chen
Mr. Herbert Chen	Director	August 10, 2009

/s/ Mr. James M. Pagos
Mr. James M. Pagos	Director	August 10, 2009

/s/ Mr. Faraj Aalaei
Mr. Faraj Aalaei	Director	August 10, 2009

/s/ Mr. Sam Srinivasan
Mr. Sam Srinivasan	Director	August 10, 2009

/s/ Mr. Michael Crawford
Mr. Michael Crawford	Director	August 10, 2009